Exhibit 10.2

Aufhebungsvertrag	Termination Agreement
zwischen Herrn Hans Cornett, Gamle Kongevej 58, DK-6200 Aabenraa, Danmark und Sauer-Danfoss GmbH & Co. OHG, Krokamp 35, D-24539 Neumünster, Germany - nachfolgend auch “Sauer-Danfoss” genannt —	between Mr Hans Cornett, Gamle Kongevej 58, DK-6200 Aabenraa, Denmark and Sauer-Danfoss GmbH & Co. OHG, Krokamp 35, D-24539 Neumünster, Deutschland - hereinafter referred to as “Sauer-Danfoss” —

Vorbemerkung:

Herr Cornett ist seit dem 1. März 1976 für die Sauer-Danfoss Gruppe tätig. Grundlage des Anstellungsverhältnisses war zuletzt der Anstellungsvertrag zwischen Herrn Cornett und der Sauer-Danfoss GmbH & Co. OHG vom 12. Dezember 2008 einschließlich der Anlage 1 zu diesem Vertrag vom 12. Dezember 2008. Die Parteien sind überein gekommen, das Anstellungsverhältnis ohne Verschulden einer der Parteien einvernehmlich zu beenden.

Dies vorausgeschickt, vereinbaren die Parteien was folgt:

Preliminary Remark:

Mr Cornett has worked for the Sauer-Danfoss group since 1 March 1976. The current employment relationship was based on the contract between Mr Cornett and Sauer-Danfoss GmbH & Co. OHG of 12 December 2008 including the appendix 1 to this contract of 12 December 2008. The parties have agreed to end the employment relationship without fault by either one of the parties by mutual agreement.

Therefore, the parties agree the following:

§ 1

Beendigung des Anstellungsverhältnisses

(1)      Sauer-Danfoss und Herr Cornett sind sich darüber einig, dass das zwischen Ihnen bestehende Anstellungsverhältnis ohne Verschulden einer der Parteien mit Ablauf des 31.07.2010 enden wird.

§ 1 Termination of Employment (1) Sauer-Danfoss and Mr Cornett agree that the employment relationship shall terminate upon at midnight on 31 July 2010 without fault by either one of the parties.

(2)      Zwischen den Parteien besteht Einvernehmen, dass mit der Beendigung des Anstellungsverhältnisses zwischen den Parteien auch keine weiteren Anstellungsverhältnisse mit Sauer-Danfoss verbundenen Unternehmen, insbesondere mit Sauer-Danfoss Inc., mehr bestehen. Sollten solche Anstellungsverhältnisse noch bestehen, werden sie mit Abschluss dieser Vereinbarung beendet. Sauer-Danfoss ist insofern zur Abgabe aller für eine Beendigung der Anstellungsverhältnisse notwendigen Willenserklärungen auch für verbundene Unternehmen, insbesondere für die Sauer-Danfoss Inc., ermächtigt.

(3)      Herr Cornett wird mit Wirkung zum Ablauf des 31.12.2009 sämtliche Ämter und Mandate, die er im Auftrag und Interesse von Sauer-Danfoss wahrgenommen hat, insbesondere “Executive Vice President” and “Chief Marketing Officer” der Sauer-Danfoss Inc., niederlegen. Kopien der dementsprechend abzugebenden Erklärungen hat Herr Cornett Sauer-Danfoss unverzüglich zuzuleiten.

(2)      The parties agree that when the relationship between them ends there shall no longer be any further employment relationships with any affiliates of Sauer-Danfoss, in particular with Sauer-Danfoss Inc. Any such employment relationships which may still exist shall end on conclusion of this agreement. Sauer-Danfoss is authorised to make any declarations of intent, including declarations of intent on behalf of affiliates, in particular Sauer-Danfoss Inc., which are required to end the employment relationships.

(3)      Mr Cornett shall resign from all offices and mandates which he has held on behalf and in the interest of Sauer-Danfoss, in particular “Executive Vice President” and “Chief Marketing Officer” at Sauer-Danfoss Inc., with effect from 31 December 2009. Mr Cornett shall provide Sauer-Danfoss with copies of all declarations which he is required to make in this connection without undue delay.

§ 2

Vergütung

(1)      Herr Cornett erhält monatlich bis zum Vertragsende seine festen monatlichen Bezüge in Höhe von EUR 21.000,00 brutto.

(2)      Weitergehende Zahlungsansprüche von Herrn Cornett oder Ansprüche auf Sonderleistungen – gleich welcher Art – bestehen weder gegenüber Sauer-Danfoss noch gegenüber mit Sauer-Danfoss verbundenen Unternehmen, insbesondere nicht gegenüber der Sauer-Danfoss Inc. Der Aufhebungsvertrag wirkt insofern als Vertrag

§ 2

Remuneration

(1)      Mr Cornett shall receive his fixed emoluments of monthly EUR 21,000.00 gross until the contract ends.

(2)      Mr Cornett shall not be entitled to any further payments over and above these or to special benefits of any type whatever either from Sauer-Danfoss or any of Sauer-Danfoss’ affiliates, in particular Sauer-Danfoss Inc. In this respect, this Termination Agreement has the effect of an agreement benefiting a third party. In particular he shall have no bonus entitlement either for zu Gunsten Dritter. Insbesondere bestehen keine Bonusansprüche, weder für vergangene Jahre noch für die Jahre 2009 und 2010. Ebenso wenig bestehen Ansprüche aus dem Long Term Incentive Plan für leitende Angestellte nach dem Sauer-Danfoss Inc. Omnibus Incentive-Plan.

past years or for 2009 and 2010. Nor shall he have any entitlements under the Long Term Incentive Plan for executive employees under the Sauer-Danfoss Inc. Omnibus Incentive-Plan.

§ 3

Abfindung

(1)      Sauer-Danfoss zahlt Herrn Cornett als Ausgleich für den Verlust der Anstellung eine einmalige Abfindung in Höhe von EUR 105.000,00 (in Worten: einhundertfünftausend Euro) brutto.

(2)      Der Anspruch auf Abfindung entsteht mit Abschluss dieses Vertrages und ist sofort vererblich. Die Abfindung wird im July 2010 nach Maßgabe der dann gültigen steuerlichen und sozialversicherungsrechtlichen Vorgaben zur Auszahlung gebracht.  Die auf die Abfindung anfallenden Steuern sind von Herrn Cornett zu tragen.

(3)      Etwaige durch Tarifvertrag oder Sozialplan geregelte Abfindungen oder sonstige Entlassungsentschädigungen oder etwaige Nachteilsausgleichsansprüche, die Herr Cornett wegen der Beendigung des Anstellungsverhältnisses geltend macht, werden auf die vorstehend geregelte Abfindung angerechnet.

§ 3

Severance Payment

(1)      As compensation for the loss of his employment Sauer-Danfoss shall pay Mr Cornett a one-off severance payment of EUR 105,000.00 (in words: one hundred and five thousand euros) gross for the loss of his job.

(2)      The entitlement to severance payment shall arise on conclusion of this agreement and is immediately heritable. Payment shall be made in July 2010 subject to the tax and social insurance requirements which prevail at that time. The taxes due on the severance payment shall be borne by Mr Cornett.

(3)      Any severance payments regulated by any applicable collective bargaining agreement or social compensation plan, other compensation for dismissal or claims for compensation for disadvantages suffered that Mr Cornett claims on the grounds of termination of his employment relationship shall be deducted from the above severance payment.

§ 4 Ordnungsgemäße Weiterarbeit Herr Cornett verpflichtet sich, bis zur Freistellung nach nachstehendem § 5 dieser Vereinbarung ordnungsgemäß und unter Einhaltung der	§ 4 Maintenance of Work Standards Until such time as he is released from his work duty subject to § 5 of this Termination Agreement Mr Cornett shall perform properly the work duties set out

geltenden Gesetze seine vertraglich geschuldeten Dienste für Sauer-Danfoss zu erbringen.	in his contract for Sauer-Danfoss in compliance with applicable laws.

§ 5

Freistellung

Herr Cornett wird mit Wirkung ab dem 01.01.2010 von der Pflicht zur Arbeitsleistung unter Fortzahlung der vereinbarten Vergütung gemäß § 2 dieser Vereinbarung freigestellt. Die Freistellung erfolgt unwiderruflich unter Abgeltung sämtlicher noch offener Resturlaubsansprüche und künftiger Urlaubsansprüche, die Herrn Cornett bis zur Beendigung des Anstellungsverhältnisses noch zustehen, sowie etwaiger Zeitguthaben und Überstunden, die damit erledigt sind. Das während der Vertragsdauer geltende Wettbewerbs- und Abwerbeverbot sowie die Anrechnung anderweitigen Verdienstes gemäß § 615 S. 2 BGB bleiben auch während der Freistellung aufrechterhalten.

§ 5

Release From Duties (Garden Leave)

Mr Cornett shall be released from his obligation to perform his contractual duties with effect from 1 January 2010 and shall continue to receive the remuneration pursuant to § 2 of this Agreement. He shall be released from such duties with irrevocable effect, taking all outstanding leave entitlement and future leave entitlement which he would be entitled to until the end of the employment relationship, including any time credits and overtime, which shall thus be deemed settled. The non-compete and non-solicitation clauses which apply for the term of the Agreement and § 615 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall continue to apply while Mr Cornett is released from his work duties.

§ 6

Recht zur vorzeitigen Vertragsauflösung

(1)      Herr Cornett ist berechtigt, das Arbeitsverhältnis vorzeitig vor dem 31.07.2010 durch einseitige Erklärung gegenüber Sauer-Danfoss zu lösen, frühestens jedoch mit Wirkung zum Ablauf des 31.12.2009. Die Erklärung muss schriftlich gegenüber Sauer-Danfoss unter Einhaltung einer Ankündigungsfrist von mind. 14 Tagen zum Monatsende erfolgen.

(2)      Für den Fall der vorzeitigen Auflösung des Arbeitsverhältnisses wird die Abfindung gemäß § 3 Abs. 1 dieses Aufhebungsvertrages brutto um denjenigen Betrag erhöht, den Herr Cornett ohne die vorzeitige Auflösung des Arbeitsverhältnisses gemäß § 2 Abs. 1 Satz 1

§ 6

Right to premature termination of agreement

(1)      Mr Cornett is entitled to terminate the employment relationship prematurely before 31 July 2010 by unilateral declaration vis-à-vis Sauer-Danfoss, but not before midnight on 31 December 2009. The declaration shall be made in writing to Sauer-Danfoss observing a notice period of at least 14 days to the end of a month.

(2)      If the employment relationship is terminated prematurely the severance payment in accordance with § 3 (1) of this termination agreement shall be increased by that gross amount which Mr Cornett would have received in accordance with § 2 (1) sentence 1 in the period between the premature termination of the contract and 31

dieses Aufhebungsvertrages in der Zeit zwischen der vorzeitigen Vertragsbeendigung und dem 31.07.2010 erhalten hätte.	July 2010 had the employment relationship not been terminated prematurely.

§ 7

Herausgabe des Dienstwagens

(1)      Herr Cornett ist berechtigt, den ihm überlassenen Dienstwagen bis zum 31.12.2009 weiter nach Maßgabe der geltenden Nutzungsbestimmungen zu benutzen.

(2)      Herr Cornett verpflichtet sich, den Dienstwagen nebst Fahrzeugpapieren, Schlüsseln und sonstigem Zubehör spätestens am 31.12.2009 an Sauer-Danfoss an deren Firmensitz in Neumünster zurückzugeben. Zurückbehaltungsrechte sind ausgeschlossen.

§ 7

Return of Company Car

(1)      Mr Cornett shall be entitled to continue using the company car provided to him in accordance with the applicable conditions of use until 31.12.2009.

(2)      Mr Cornett undertakes to return the company car, including papers, keys and all other accessories, to Sauer-Danfoss on 31 December 2009 at the latest at its place of business in Neumünster. There shall be no rights of retention.

§ 8

Herausgabe von Gegenständen

(1)      Herr Cornett verpflichtet sich, auf Verlangen unverzüglich, spätestens am Tage der Vertragsbeendigung, alle sich noch in seinem Besitz befindlichen oder ihm von Sauer-Danfoss überlassenen Gegenstände von Sauer-Danfoss, mit Sauer-Danfoss verbundenen Unternehmen, sowie deren Kunden, insbesondere Urkunden, Drucksachen, Daten und Datenträger, Aufzeichnungen, Notizen, Entwürfe, sowie sämtliche Abschriften, Pausen und Durchschläge solcher Unterlagen, Muster, Werbe- und Büromaterial vollständig an Sauer-Danfoss an deren Firmensitz in Neumünster zu übergeben. Dabei sichert Herr Cornett zu, etwaige Daten nur mit schriftlicher Zustimmung von Sauer-Danfoss zu löschen. Auch etwaige Kopien dürfen nur mit Zustimmung von Sauer-Danfoss erstellt oder gelöscht werden. Herr Cornett wird

§ 8

Return of Items

(1)      Mr Cornett agrees to return in full to Sauer-Danfoss at its place of business in Neumünster any property of Sauer-Danfoss, its affiliates and its customers, including but not limited to deeds, printed matter, data and data media, recorded matter, notes, drafts, and all copies, blueprints and carbon copies of such documents, samples, advertising and office materials, which are still in his possession or which were provided to him by Sauer-Danfoss, on request immediately but no later than the date on which his contract ends. Mr Cornett warrants that he will delete any data with the written approval of Sauer-Danfoss only. Copies may only be made or deleted with the consent of Sauer-Danfoss. Mr Cornett shall provide Sauer-Danfoss on request immediately but on the last day of work before being released from duties, with a list of all passwords, write-protect codes or similar access codes which he has used for the computers in the company. He

Sauer-Danfoss auf Verlangen unverzüglich, spätestens aber am letzten Arbeitstag vor der Freistellung eine Aufstellung aller Passwörter, Schreibschutzcodes oder ähnlicher Zugangscodes, die auf die von ihm im Betrieb genutzten PCs verwendet hat, zur Verfügung stellen. Ein Zurückbehaltungsrecht besteht nicht.

(2)      Herr Cornett sichert zu, dass sich auf privaten EDV-Anlagen oder Datenträgern keine Firmendaten von Sauer-Danfoss oder mit Sauer-Danfoss verbundenen Unternehmen, insbesondere Kunden- und Preislisten mehr befinden. Sollte Herr Cornett noch über Unterlagen oder Daten, welche geschäftliche oder betriebliche Angelegenheiten von Sauer-Danfoss oder mit Sauer-Danfoss verbundenen Unternehmen betreffen, verfügen, so wird Herr Cornett diese Unterlagen und Daten unverzüglich an den jeweils Betreffenden, d.h. entweder an Sauer-Danfoss oder an mit Sauer-Danfoss verbundene Unternehmen, herausgeben und anschließend diese Daten auf privaten Datenträgern löschen.

shall have no right of retention.

(2)      Mr Cornett warrants that he no longer has any Sauer-Danfoss` or its affiliates` data, in particular, no customer and price lists, on his private computer systems or data carriers. If Mr Cornett still has documents or data concerning business or company matters of Sauer-Danfoss or its affiliates, he shall return such documents and data to the party concerned, i.e. either to Sauer-Danfoss or companies affiliated with, without undue delay and then delete such data from his private data carriers.

§ 9

Reisekosten

Herr Cornett reicht alle noch offenen Reisekosten bis spätestens 31.01.2010 ein. Die Auszahlung der Herrn Cornett vertragsgemäß zustehenden Reisekosten durch Sauer-Danfoss erfolgt unter Anrechnung eines etwaigen Reisekostenvorschusses. Weitere Reisekosten werden nicht erstattet.

§ 9

Travel Expenses

Mr Cornett shall submit all outstanding travel costs incurred on or before 31 January 2010. Any advance granted on travel expenses shall be deducted from any travel expenses to be paid to Mr Cornett by Sauer-Danfoss under his contract. No further travel expenses shall be reimbursed.

§ 10 Geheimhaltung Herr Cornett wird auch nach Beendigung des	§ 10 Confidentiality Even after termination of his employment,

Anstellungsverhältnisses alle ihm im Rahmen seiner Tätigkeit zur Kenntnis gelangten vertraulichen geschäftlichen Angelegenheiten und Vorgänge von Sauer-Danfoss und der mit Sauer-Danfoss verbundenen Unternehmen sowie von deren Kunden geheimhalten.

Mr Cornett shall hold in confidence all confidential business matters and procedures relating to Sauer-Danfoss, companies affiliated with it and their customers of which he has gained knowledge in the course of his work.

§ 11

Nachvertragliches Wettbewerbsverbot /
Abwerbeverbot

Die Parteien vereinbaren, dass das in § 15 des Anstellungsvertrages vom 12. Dezember 2008 geregelte nachvertragliche Wettbewerbsverbot sowie das in § 16 des Anstellungsvertrages vom 12. Dezember 2008 geregelte Abwerbeverbot aufrecht erhalten bleiben.

§ 11

Post-contractual Prohibition on Competition /
Enticement

The parties agree that the post-contractual prohibition on competition pursuant § 15 of the Employment contract dated 12 December 2008 and the prohibition of solicitation pursuant § 16 of the Employment contract dated 12 December 2008 shall continue to apply

§ 12 Zeugnis Herr Cornett erhält ein wohlwollendes, qualifiziertes Schlusszeugnis. Auf Verlangen wird ihm ein Zwischenzeugnis ausgestellt.	§ 12 Letter of Reference Mr Cornett shall receive a favourable qualified final reference. On request he will be issued with an intermediate reference.

§ 13

Outplacement-Service

(1)      Sauer-Danfoss wird ein von Herrn Cornett auszuwählendes Personalberatungsunternehmen mit der Erbringung eines Outplacement-Service beauftragen, durch den für Herrn Cornett schnellstmöglich eine neue adäquate Stellung gefunden werden soll und die Kosten für diesen Outplacement-Service bis zu einem Maximalbetrag von EUR 20.000,00 zzgl. Mehrwertsteuer übernehmen. Darüber hinausgehende Kosten gehen zu Lasten von Herrn Cornett. Etwaige anfallende Lohnsteuer wegen eines geldwerten Vorteils

§ 13

Outplacement-Service

(1)      Sauer-Danfoss shall instruct a personnel recruitment company selected by Mr Cornett to perform an outplacement service to find a suitable new position for Mr Cornett as soon as possible and shall bear the costs of this outplacement service up to a maximum amount of EUR 20,000.00 plus VAT. Any costs over and above this shall be borne by Mr Cornett. Any income taxes due to a monetary benefit resulting of Sauer-Danfoss bearing the costs of the outplacement service shall be borne by Mr Cornett. If Mr Cornett does not use the outplacement service his severance payment pursuant to § 3 of aus der Übernahme der Kosten des Outplacement-Service durch Sauer-Danfoss ist von Herrn Cornett zu tragen. Nimmt Herr Cornett den Outplacement-Service nicht in Anspruch, so erhöht sich seine Abfindung nach § 3 dieses Vertrages um den Betrag von EUR 20.000,00 brutto.

(2)      Der Outplacement-Service gemäß Abs. 1 muss spätestens innerhalb von 60 Tagen nach der Beendigung des Anstellungsverhältnisses in Anspruch genommen werden und muss bis spätestens zum 31.12.2010 abgeschlossen sein. Wählt Herr Cornett statt dem Outplacement-Service den Anspruch auf Erhöhung der Abfindung gemäß vorstehendem Abs. 1, so muss der Anspruch bis spätestens zur Beendigung des Anstellungsverhältnisses schriftlich bei Sauer-Danfoss geltend gemacht werden.

(3)      Macht Herr Cornett den Anspruch auf Erhöhung der Abfindung nach Abs. 1 nicht spätestens bis zur Beendigung des Arbeitsverhältnisses schriftlich gegenüber Sauer-Danfoss geltend, so verfällt der Anspruch. Nimmt Herr Cornett den Outplacement-Service gemäß Abs. 1 nicht spätestens innerhalb von 60 Tagen nach Beendigung des Anstellungsverhältnisses in Anspruch, so verfällt der Anspruch.

this agreement shall increase by a gross amount of EUR 20,000.00.

(2)      Use shall be made of the outplacement service referred to in (1) within 60 days after the employment relationship has ended and shall be completed by 31 December 2010 at the latest. Should Mr Cornett choose to claim the increase in the severance payment pursuant to (1) above instead of the outplacement service such claim must be asserted in writing vis-à-vis Sauer-Danfoss by the end of the employment relationship at the latest.

(3)      If Mr Cornett does not assert the claim to the increase in severance payment pursuant to (1) in writing vis-à-vis Sauer-Danfoss by the end of the employment relationship, this entitlement shall lapse. If Mr Cornett does not use the outplacement service pursuant to (1) within 60 days after the employment relationship has ended, this entitlement shall lapse.

§ 14

Vorbereitung der Steuererklärung

Sauer-Danfoss übernimmt die Kosten eines Steuerberaters für die Erstellung der Einkommenssteuererklärungen von Herrn Cornett für die Jahre 2009 und 2010. Die Auswahl und Beauftragung des Steuerberaters erfolgen ausschließlich durch Sauer-Danfoss. Etwaige

§ 14

Tax Return Preparation Services

Sauer-Danfoss shall assume the costs for a tax adviser to prepare the income tax returns of Mr Cornett for 2009 and 2010. Sauer-Danfoss alone shall select and instruct the tax adviser. Any wage taxes which are due owing to a non-cash benefit from the assumption of the costs shall be borne by Mr Cornett.

anfallende Lohnsteuern wegen eines geldwerten Vorteils aus der Kostenübernahme sind von Herrn Cornett zu tragen.

§ 15

Betriebliche Altersversorgung

Herr Cornett hat eine unverfallbare Anwartschaft auf Leistungen der betrieblichen Altersversorgung erworben, über deren Höhe Sauer-Danfoss nach Beendigung des Anstellungsvertrages eine entsprechende Auskunft erteilen wird.

§ 15

Company Pension Plan

Mr Cornett has acquired a non-forfeitable entitlement to benefits under the company pension plan; after the employment contract has ended Sauer-Danfoss will provide details on the amount of such entitlement.

§ 16

Rechtliche Hinweise

(1)      Herr Cornett wurde darauf hingewiesen, dass verbindliche Auskunft über die sozialversicherungsrechtlichen Auswirkungen dieses Aufhebungsvertrages, insbesondere hinsichtlich möglicher Nachteile beim Bezug von Arbeitslosengeld, nur die zuständigen Sozialversicherungsträger und die zuständige Agentur für Arbeit erteilen. Hinsichtlich der steuerrechtlichen Folgen dieser Vereinbarung kann verbindliche Auskünfte nur das zuständige Finanzamt erteilen. Herr Cornett ist vor Unterzeichnung dieser Vereinbarung Gelegenheit zur Einholung entsprechender Auskünfte bei den Sozialversicherungsträgern, der Agentur für Arbeit sowie dem zuständigen Finanzamt eingeräumt worden. Sauer-Danfoss übernimmt keine Haftung für etwaige nachteilige sozialversicherungs- oder steuerrechtliche Folgen dieser Vereinbarung für Herrn Cornett.

(2)      Sauer-Danfoss hat Herrn Cornett darauf hingewiesen, dass er nach § 2 Abs. 5 Nr. 2

§ 16

Comments on the Legal Aspects of this Termination Agreement

(1)      Mr Cornett has been notified of the fact that reliable information on the social security law consequences of this Termination Agreement, in particular, with regard to possible disadvantages in respect of entitlement to unemployment benefits, can only be obtained from the competent social security institutions and the competent Agency for Employment. With regard to the tax consequences of this Agreement, reliable information can only be obtained from the competent finance office (tax authority). Prior to signing this Agreement, Mr Cornett was given an opportunity to obtain the relevant information from the social security institutions, the Agency for Employment and the competent finance office. Sauer-Danfoss shall not assume liability for any disadvantageous consequences of this Agreement for Mr Cornett in terms of social security or tax law.

(2)      Sauer-Danfoss has notified Mr Cornett that he is obliged under § 2 (5) No. 2 of the Third Book of the German Social Code (Sozialgesetzbuch III) to begin seeking alternative employment himself

SGB III verpflichtet ist, bereits in der Zeit bis zur tatsächlichen Beendigung des Anstellungsverhältnisses eigenverantwortlich nach einer neuen Beschäftigung zu suchen. Herr Cornett wurde außerdem darauf hingewiesen, dass er gemäß § 38 SGB III verpflichtet ist, sich spätestens drei Monate vor Beendigung des Anstellungsverhältnisses persönlich bei der Agentur für Arbeit arbeitsuchend zu melden. Liegen zwischen der Kenntnis des Beendigungszeitpunktes und der Beendigung des Anstellungsverhältnisses weniger als drei Monate, hat die Meldung innerhalb von drei Tagen nach Kenntnis des Beendigungszeitpunkts zu erfolgen. Herr Cornett wurde dabei darüber aufgeklärt, dass im Falle einer Verletzung der vorgenannten Mitwirkungspflichten Nachteile hinsichtlich des Anspruchs auf Arbeitslosengeld drohen, insbesondere die Verhängung einer Sperrzeit wegen verspäteter Arbeitsuchendmeldung und damit ein Ruhen des Anspruchs auf Arbeitslosengeld für die Dauer der Sperrzeit.

during the time before the employment relationship actually ends. Mr Cornett has also been notified that he is obliged under § 38 of the Third Book of the German Social Code to report to the Agency for Employment in person registering availability for employment within three months before the end of the employment relationship. If more than three months lie between his becoming aware of the date of termination of the employment relationship and the end of the employment relationship, he must report to the Agency for Employment within three days of his becoming aware of the date of termination of the employment relationship. Mr Cornett has been informed of the fact that any breach of the cooperation duties specified above might result in disadvantages in respect of entitlement to unemployment benefits, in particular, in imposition of a blocking period due to delayed reporting of registering availability for employment and thus in suspension of the entitlement to unemployment benefits during the blocking period.

§ 17

Erledigungsklausel

Die Parteien sind sich einig, dass mit vorstehenden Regelungen sämtliche gegenseitigen Ansprüche aus dem Anstellungsverhältnis und seiner Beendigung, gleich aus welchem Rechtsgrund, seien sie bekannt oder unbekannt, geregelt und ungeregelte Ansprüche erledigt sind. Dasselbe gilt für Ansprüche im Zusammenhang mit dem Anstellungsverhältnis und seiner Beendigung. Hiervon erfasst sind auch sämtliche, etwaigen Ansprüche von Herrn Cornett gegen Unternehmen, die mit Sauer-Danfoss verbunden sind, insbesondere gegenüber der Sauer-Danfoss Inc. Umgekehrt werden auch sämtliche etwaigen Ansprüche von Unternehmen, die mit Sauer-Danfoss

§ 17

Settlement of Mutual Claims

The parties agree that through the above provisions all mutual claims arising from the employment relationship and its termination, irrespective of their legal grounds, whether known or unknown, are regulated or such which are not regulated will be settled. This shall also apply to claims related to the employment relationship and its termination. This also includes any claims which Mr Cornett may have against affiliates of Sauer-Danfoss, in particular Sauer-Danfoss Inc. Conversely this also includes any claims that affiliates of Sauer-Danfoss may have against Mr Cornett. In this respect Sauer-Danfoss is also acting as the representative of these companies.

verbunden sind, gegen Herrn Cornett erfasst. Insoweit handelt Sauer-Danfoss auch in Vertretung für diese verbundenen Unternehmen.

§ 18

Schriftformerfordernis/Nebenabreden

Mündliche Nebenabreden zu diesem Vertrag wurden nicht getroffen. Änderungen und Ergänzungen dieses Vertrages, einschließlich dieses Schriftformerfordernisses selbst, bedürfen zu ihrer Wirksamkeit konstitutiv der Schriftform.

§ 18

Written Form/Side Agreements

No oral side agreements supplementing this Agreement have been concluded. Amendments and additions to this Agreement, including this written form requirement itself, must be in written form (on paper and signed) to have constitutive effect.

§ 19

Rechtswahl/maßgebliche Vertragsfassung

(1)      Dieser Aufhebungsvertrag unterliegt ausschließlich deutschem Recht.

(2)      Dieser Aufhebungsvertrag wurde sowohl in einer deutschsprachigen als auch in einer englischsprachigen Fassung geschlossen. Sollten über den Inhalt oder die Auslegung dieses Aufhebungsvertrages zwischen den Parteien Streitigkeiten entstehen, ist allein die deutsche Fassung dieses Aufhebungsvertrages maßgeblich.

§ 19

Choice of Law/Definitive Version of Agreement

(1)      This Termination Agreement shall be governed exclusively by German law.

(2)      This Termination Agreement has been concluded both in German and in English. Should any disputes arise among the contracting parties concerning the substance or the construal of this Termination Agreement, only the German version of this Termination Agreement shall be definitive.

§ 20

Salvatorische Klausel

Sollte eine Bestimmung dieses Vertrages ganz oder teilweise unwirksam sein oder werden oder sollte sich eine Lücke herausstellen, wird hierdurch die Wirksamkeit des Vertrages im Übrigen nicht berührt. Anstelle der unwirksamen Bestimmung und zur Ausfüllung von Lücken soll eine angemessene Regelung gelten, die, soweit rechtlich möglich, dem am nächsten kommt, was die Parteien nach Sinn und Zweck des Vertrages gewollt haben oder gewollt haben würden, sofern sie diesen Punkt bedacht hätten.

§ 20

Severability Clause

Should individual provisions of this Agreement be or become invalid in whole or in part, or should it be discovered that there has been an omission, this shall not affect the validity of the remaining provisions of this Agreement. In lieu of the invalid provision or to fill an omission, an appropriate provision shall apply that, to the extent legally possible, reflects as closely as possible the essence and purpose of this Agreement as intended by the parties or as the parties would have intended if they had considered this aspect.

Neumünster den October 21, 2009	Neumünster den October 23, 2009

/s/ Thomas Kaiser	/s/ Hans Cornett
Thomas Kaiser	Hans Cornett
Sauer-Danfoss GmbH & Co. OHG

Neumünster, den October 23, 2009

/s/ Sven Ruder
Sven Ruder
Sauer-Danfoss Inc.